EXHIBIT 99.1

Press Release	Source: Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals Raises $11.9 Million in Private Placement
Tuesday August 30, 9:30 am ET

NEW YORK, Aug. 30, 2005 (PRIMEZONE) -- Manhattan Pharmaceuticals, Inc. (OTC BB:MHTT.OB - News) completed a private placement of common stock and warrants to institutional and accredited investors resulting in gross proceeds of approximately $11.9 million before payment of expenses and placement fees. The financing was completed by Paramount BioCapital, Inc. of New York (``Paramount''). Manhattan generated net proceeds of approximately $11.04 million.

Under the terms of the financing, Manhattan sold approximately 10,763,926 shares at $1.11 per share and granted the investors warrants to purchase approximately 2,152,758 shares of common stock at an exercise price equal to $1.44 per share. The warrants are exercisable for a five-year period commencing on August 26, 2005.

Douglas Abel, Manhattan's president and chief executive officer, commented: ``We are pleased to have completed this financing and we believe that it evidences the investment community's confidence in the clinical prospects for our product portfolio and its commercial potential. The additional funds will allow us to continue advancing the development of our products and pipeline.''

The proceeds from the private placement will be used for working capital, general corporate purposes and to fund further development of the company's three lead compounds, oleoyl-estrone, also known as ``OE'', for the treatment of obesity, topical PTH (1-34) for psoriasis, and lingual spray propofol for pre-procedural sedation.

The securities were offered to accredited investors in reliance on an exemption from the registration requirements of the Securities Act of 1933 (the ``Securities Act''). The offering has not been registered under the Securities Act or any state securities or ``blue sky'' laws and the shares may not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. Manhattan agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act covering the resale of the shares purchased and shares issuable upon exercise of the warrants, as well as placement warrants issued to Paramount in connection with the transaction.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

About Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals, Inc. (http://www.manhattanpharma.com), a development stage pharmaceutical company, acquires and develops proprietary prescription drugs for large, under-served patient populations. In view of the worldwide obesity epidemic, the company is developing OE, an orally administered novel therapeutic for weight loss. To meet the needs of other major, under-served medical markets while lowering development risks, Manhattan Pharmaceuticals is also developing PTH (1-34), a peptide believed to be a regulator of epidermal cell growth, for psoriasis and Propofol Lingual Spray, a convenient, proprietary lingual spray formulation of propofol, the world's best-selling general anesthetic, as a sedative-hypnotic for use during diagnostic and therapeutic procedures.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in our filings with the Securities and Exchange Commission.

Contact:

Nicholas J. Rossettos, CPA
Chief Financial Officer
Manhattan Pharmaceuticals, Inc.
212-582-3950

Thomas Redington
Redington, Inc.
203-222-7399
212-926-1733

Source: Manhattan Pharmaceuticals, Inc.